EXHIBIT 99.1

AT SCHAWK, INC.: James J. Patterson Sr. VP and CFO 847-827-9494 jpatterson@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Kristine Walczak 312-726-3600 kwalczak@dresnerco.com
Media: Sarah Komuniecki 312-780-7208 skomuniecki@dresnerco.com

SCHAWK ANNOUNCES EARNINGS
FOR FIRST QUARTER 2006

Non-strategic assets sold as of February 28, 2006

Des Plaines, IL, May 10, 2006—Schawk, Inc. (NYSE: SGK), one of North America's leading providers of digital imaging graphic services to the consumer products and brand imaging markets, today reported first-quarter 2006 results. Sales from continuing operations increased 12.2 percent in the first quarter of 2006 as a result of the inclusion of three months of sales from operations associated with the former Seven Worldwide (“Seven”) compared to two months of sales in the 2005 first quarter. (The acquisition of Seven occurred on January 31, 2005). Excluding acquisition related revenues, net sales decreased 4.4 percent quarter over quarter as business, in general, slowed during the first quarter. First-quarter 2006 operating income of $10.9 million was comparable to the prior-year first quarter. First-quarter 2006 operating income before acquisition integration expenses was $11.4 million, a 3.6 percent increase compared to $11.0 million in the prior-year first quarter.

Consolidated Results
The following results reflect the combined revenues of Schawk and Seven. As previously disclosed, the Company completed the acquisition of Seven on January 31, 2005. Since a portion of the consideration for the Seven acquisition included Schawk common stock, the Company’s weighted average diluted shares outstanding was 27.8 million for the first quarter of 2006 versus 25.7 million in the same period last year.

Effective February 28, 2006, the Company sold certain assets it had acquired as part of the Seven acquisition, including substantially all of the book, catalog and publishing operations representing approximately $62 million of annual revenue. Proceeds from the sale were $26.3 million. The Company used the proceeds to reduce debt. The discontinued operations for the first two months of 2006 are summarized in the consolidated statements of operations on the ‘loss from discontinued operations’ line. There was no gain or loss on the sale, as the sale price equaled the value of the assets on the books.

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Schawk, Inc. First-Quarter 2006 Results

Schawk reported income from continuing operations of $5.2 million in the first quarter of 2006 compared with $5.8 million in the prior-year first quarter, a decrease of 10.4 percent. First-quarter 2006 earnings from continuing operations were $0.19 cents per fully diluted share ($0.20 cents from continuing operations before acquisition integration expenses) compared to $0.23 from continuing operations per fully diluted share in the first quarter of 2005, a decrease of 13.0 percent before acquisition integration expenses. The following table displays the various components of fully diluted earnings per share:

Fully Diluted Earnings Per Share	Q1 2006	Q1 2005
Income from continuing operations before acquisition integration expenses	$0.20	$0.23
Income from continuing operations	$0.19	$0.23
Loss from discontinued operations	(0.02)	(0.01)
Net income per common share	$0.17	$0.22

Schawk reported net sales of $133.8 million for the first quarter of 2006 compared to $119.2 million in the same quarter of 2005, a 12.2 percent increase. Seven contributed approximately $19.8 million of acquisition revenues in January 2006, increasing first-quarter 2006 revenues. (As previously stated, first quarter 2005 results do not include Seven’s January 2005 revenues). Excluding acquisition-related revenues, first-quarter 2006 sales decreased approximately $5.2 million, or 4.4 percent, compared to the prior-year first quarter due to reduced business in a number of accounts.

The most significant revenue decrease occurred with respect to the Company’s largest client, which accounted for a $1.9 million reduction in revenue in the 2006 first quarter compared to the 2005 first quarter. The Company had previously disclosed that the client intended to reduce its advertising spending in 2006. Currently, the Company expects revenues from this client will be approximately $30 million for the 2006 full year, which is approximately $20 million lower than in 2005.

Additionally, 2006 first-quarter revenue decreased compared to the prior year due to weakness in certain accounts including consumer products packaging, advertising and retail accounts. The Company believes that the weakness in these accounts represents a temporary pause in activity rather than a trend for the remainder of 2006.

Furthermore, the Company resigned from a number of small, low-margin accounts when it closed the Omaha, Nebraska, and Foster City, California, offices of Seven in 2005. These accounts had total sales of approximately $1.0 million in the 2005 first quarter. Also, revenues at the Company’s acquired East Coast operation were lower by $0.8 million compared to the prior-year first quarter due to the loss of certain accounts. The Company expects continued weakness from the acquired East Coast operation in the near term consistent with the lower revenues experienced in the first quarter.

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Schawk, Inc. First-Quarter 2006 Results

Gross margin for the first quarter decreased to 34.2 percent in 2006 from 34.7 percent in 2005, primarily due to a gross profit loss in the Company’s East Coast operation compared to the prior year gross profit.

First-quarter 2006 operating income of $10.9 million was comparable to the prior-year first quarter. First-quarter 2006 operating income before acquisition integration expenses was $11.4 million, a 3.6 percent increase compared to $11.0 million in the prior-year first quarter. Operating margin was 8.1 percent in the first quarter of 2006 (8.5 percent before acquisition integration expenses) compared to 9.2 percent in the same period of 2005, primarily due to operating losses in Europe and at the acquired East Coast operation of Seven and lower sales on a comparable basis excluding acquisition related revenue.

First-quarter 2006 selling, general and administrative (SG&A) expenses increased 13.1 percent compared to the prior-year first quarter. The increase was due primarily to the inclusion of SG&A expenses from the former Seven operations for the month of January 2006. First-quarter 2006 SG&A expenses also included stock option expense of $0.4 million in accordance with SFAS 123(R), the new stock option expense pronouncement. No stock option expense was included in the prior-year first quarter. Based on currently outstanding options, the Company expects stock option expense of $0.8 million, or $0.02 per share after tax, for the full year of 2006. On a proforma basis, including the Seven business for the month of January 2005, SG&A expenses decreased approximately $5 million for the quarter.

Other income (expense) for the first quarter of 2006 was $2.5 million of net other expense, a $0.9 million increase over the same period of 2005. First-quarter 2006 net other income (expense) included interest expense of $2.6 million, offset by $0.1 million of interest income. First-quarter 2005 net other income (expense) included interest expense of $1.7 million, offset by $0.1 million of interest income. The increase in interest expense was due to: 1) an additional month of interest on the debt from the acquisition of Seven compared to only two months of debt in the first quarter of 2005, amounting to $0.5 million of additional interest expense; and 2) an increase in interest rates of 200 basis points compared to the first quarter a year ago, amounting to $0.4 million of additional interest expense.

Income tax expense for the first quarter of 2006 was at an effective tax rate of 38.0 percent in the first quarter of 2006 and 38.2 percent in the first quarter of 2005.

Other Information
Depreciation and amortization expense was $6.6 million for the first quarter of 2006 compared to $6.2 million in the prior-year first quarter. The increase is due to the inclusion of depreciation and amortization expense from Seven for the month of January 2006 offset by lower depreciation and amortization from the finalization of asset valuations from the Seven acquisition.

Capital expenditures in the first quarter of 2006 were $5.6 million compared to $3.4 million in the same period of 2005. The higher capital expenditures in the 2006 period were primarily due to capital expenditures for software for new systems and an additional month of spending at the former Seven operations.

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Schawk, Inc. First-Quarter 2006 Results

The Company’s balance sheet as of March 31, 2006, improved compared to the year ended December 31, 2005, through a reduction in debt. The percentage of debt to total capital improved to 38.2 percent as of March 31, 2006, from 42.4 percent as of the year ended December 31, 2005. The Company also had approximately $40 million of availability on its revolving credit facility as of March 31, 2006.

Management Comments
President and Chief Executive Officer David A. Schawk commented, “Schawk’s results for the first quarter of 2006 were lower than our expectations. The month of January for the former Seven operations is the lowest revenue month of the year, and this year it was slower than we anticipated for several reasons: First, our European operations had a slow start to the year, and then the closing of the Birmingham office took longer than anticipated. Second, our acquired East Coast operation was impacted by the sale of the discontinued operations and the loss of certain customers compared to the first quarter of 2005. We are currently addressing the lower results from this operation and we will work to bring our cost structure in line with our revenues. Third, our largest client lowered its ad spending, reducing our revenues $1.9 million compared to the prior-year first quarter. Finally, some of our traditionally strong accounts in the consumer products packaging part of the business were flat in terms of revenue as compared to a strong quarter in the first quarter of 2005.

Mr. Schawk continued, “Regarding expenses, we had an additional month of general and administrative expenses related to the former Seven operations. In addition, we recorded $0.4 million of stock option expense and $0.5 million of acquisition integration expenses, neither of which was part of our expenses in the first quarter of 2005. While our operating profit in the quarter was lower than anticipated, the steps we have taken to integrate the Seven and Winnetts acquisitions are expected to benefit future results. As an example, on a proforma basis, including the month of January 2005 from the former Seven, our selling, general and administrative expenses decreased approximately $5 million.

“During the first-quarter, we made great progress launching our recent new business wins of Safeway and H.J. Heinz, which should add approximately $8 million to $10 million of new revenue and improve results in the remainder of 2006. In addition, thus far in 2006, we have had significant new business wins including Dial, General Mills, Home Depot, Kelloggs, Motorola, Petco and Unilever, which we anticipate will produce an annual revenue run rate of approximately $18 million to $22 million within the next twelve months. However, the reduced revenue that we anticipate from our largest client due to its decision to reduce its advertising spending in 2006 will continue to impact our revenue throughout 2006.

“The migration of work related to the Birmingham, United Kingdom, operation has been completed and the facility is now closed. We have met our client’s rigid standards for moving the work to another facility and believe future periods will benefit from this office consolidation. We also accomplished our stated goal of identifying those operations that were acquired that were not strategic to our future and sold them effective February 28, 2006.

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Schawk, Inc. First-Quarter 2006 Results

Mr. Schawk concluded, “Schawk’s vision of delivering world-class service to our clients has never been stronger than it is today. Our new business wins demonstrate that our unique global workflow capability is meeting the needs of the marketplace and establishing Schawk as the innovation leader in the industry. While our first quarter was slower than anticipated, our recent wins along with positive market trends and the steps we have taken to improve efficiency, give us confidence as we strive for stronger results for the balance of 2006.”

Schawk, Inc., headquartered in suburban Chicago, is one of the world’s largest independent brand image solutions companies. Schawk delivers a broad range of digital pre-media graphic services through 169 locations in 13 countries across North America, Europe, Asia and Australia. Schawk designs, creates and manages images and text for reproduction to exact specifications for a variety of media, including packaging for consumer products, point-of-sale displays and other promotional and advertising materials. Schawk provides its services to the food, beverage, health & beauty, pharmaceutical, home care and consumer products industries. For more information, visit www.schawk.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, higher than expected costs, or unanticipated difficulties associated with, integrating the acquired operations of Weir Holdings Limited (“Winnetts”) and Seven Worldwide, higher than expected costs associated with compliance with legal and regulatory requirements, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry, our ability to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

Schawk invites you to join its First-Quarter 2006 Earnings Conference Call today at 9:30 a.m. central time. Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and chief operating officer, and James J. Patterson, senior vice president and chief financial officer. To join the call, please dial 866-202-3048 or 617-213-8843 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call. If you are unable to participate on the call, a replay will be available through May 17, 2006, at 11:59 p.m. eastern time, by dialing 888-286-8010 or 617-801-6888, entering conference ID 33367921, and following the prompts. To access the call on the Internet, go to the calendar of events section under investor relations at our company website which can be accessed at www.schawk.com.

For more information about Schawk, visit our website at http://www.schawk.com.

Financial Tables Follow…

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Schawk, Inc. First-Quarter 2006 Results

Schawk, Inc.
Consolidated Statements of Operations
Three Months Ended March 31, 2006 and 2005
(Unaudited)
(In Thousands, Except Share Amounts)

	2006	2005

Net sales	$133,754	$119,180
Cost of sales	88,038	77,844
Selling, general, and administrative expenses	34,316	30,333
Acquisition integration expenses	530	--
Operating income	10,870	11,003

Other income (expense)
Interest income	119	69
Interest expense	(2,581)	(1,688)
	(2,462)	(1,619)

Income from continuing operations before income taxes	8,408	9,384

Income tax provision	3,193	3,585

Income from continuing operations	5,215	5,799

Loss from discontinued operations, net of tax benefit of $266
In 2006 and $145 in 2005	(433)	(235)

Net Income	$4,782	$5,564

Earnings per share:
Basic:
Income from continuing operations	$0.20	$0.24
Loss from discontinued operations	(0.02)	(0.01)
Net income per common share	$0.18	$0.23

Diluted:
Income from continuing operations	$0.19	$0.23
Loss from discontinued operations	(0.02)	(0.01)
Net income per common share	$0.17	$0.22

Weighted average number of common and common equivalent shares outstanding - diluted	27,763	25,670

Dividends per common share	$0.0325	$0.0325

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Schawk, Inc. First-Quarter 2006 Results

Schawk, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Amounts)

	March 31, 2006 (Unaudited)	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$7,346	$7,519
Trade accounts receivable, less allowance for doubtful accounts of $5,376 at March 31, 2006 and $5,940 at December 31, 2005	113,307	117,723
Inventories	28,197	24,868
Prepaid expenses and other current assets	11,800	9,701
Deferred income taxes	10,555	9,845
Assets of discontinued operations	--	29,253
Total current assets	171,205	198,909

Property and equipment, less accumulated depreciation of $79,653 at March 31, 2006 and $74,506 at December 31, 2005	77,209	77,291
Goodwill Intangible assets, net	240,825 36,451	233,838 42,223
Other assets	5,314	6,557
Total assets	$531,004	$558,818

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$24,483	$27,776
Accrued expenses	53,189	61,967
Income taxes payable	8,623	6,367
Current portion of long-term debt and capital lease obligations	263	454
Liabilities of discontinued operations	--	8,208
Total current liabilities	86,558	104,772

Long-term debt	149,259	169,528
Capital lease obligations	45	51
Other	27,283	27,383
Deferred income taxes	25,742	25,688

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 28,810,595 and 28,441,689 shares issued at March 31, 2006 and December 31, 2005, respectively; 26,438,127 and 26,070,747 shares outstanding at March 31, 2006 and December 31, 2005, respectively	228	225
Additional paid-in capital	175,163	168,777
Retained earnings	92,354	88,424
Accumulated comprehensive income	2,376	1,933
	270,121	259,359
Treasury stock, at cost, 2,372,468 and 2,370,942 shares of common stock at March 31, 2006 and December 31, 2005, respectively	(28,004)	(27,963)
Total stockholders’ equity	242,117	231,396
Total liabilities and stockholders’ equity	$531,004	$558,818

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Schawk, Inc. 2006 First-Quarter Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
For the three month period ended March 31, 2006
(In Thousands, Except Share Amounts)

Three Months Ended
March 31, 2006

Operating income per GAAP	$10,870
Acquisition integration expenses	530
Operating income before acquisition integration expenses (Non-GAAP)	11,400

Income from continuing operations before income taxes per GAAP	8,408
Acquisition integration expenses	530
Income from continuing operations before income taxes and
acquisition integration expenses (Non-GAAP)	8,938

Income tax provision on Non-GAAP pretax income (38%)	3,396
Income from continuing operations before acquisition integration expenses (Non-GAAP)	5,542

Weighted average number of common and common equivalent
shares outstanding	27,763

Earnings per share fully diluted from continuing operations before acquisition
integration expenses (Non-GAAP)	$0.20
Less: acquisition integration expenses after tax per share fully diluted (Non-GAAP)	(0.01)
Earnings per share fully diluted from continuing operations per GAAP	0.19
Loss from discontinued operations, net of tax benefit of $266 in 2006
and $145 in 2005 per share fully diluted per GAAP	$(0.02)
Earnings per share fully diluted per GAAP	$0.17